E*

                                CREDIT AGREEMENT

                                      among

                          NOBLE BROADCAST GROUP, INC.,

                         NOBLE BROADCAST HOLDINGS, INC.,

                                       and

                             BROADCAST FINANCE, INC.

                          Dated as of February 20, 1996

                                TABLE OF CONTENTS

                                                                                             Page
                                                                                             ----

SECTION 1        Amount and Terms of Credit.  . . . . . . . . . . . . . . . . . . . .. . . .   1
                 --------------------------
                 1.1      Commitments.  . . . . . . . . . . . . . . . . . . . . . . .. . . .   1
                 1.2      Minimum Borrowing Amounts, etc. . . . . . . . . . . . . . .. . . .   1
                 1.3      Notice of Borrowing.  . . . . . . . . . . . . . . . . . . .. . . .   1
                 1.4      Disbursement of Funds.  . . . . . . . . . . . . . . . . . .. . . .   2
                 1.5      Notes.  . . . . . . . . . . . . . . . . . . . . . . . . . .. . . .   2
                 1.6      Interest. . . . . . . . . . . . . . . . . . . . . . . . . .. . . .   2
                 1.7      Maturity; Termination.  . . . . . . . . . . . . . . . . . .. . . .   3

SECTION 2        Payments.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . .   3
                 --------
                 2.1      Voluntary Prepayments.  . . . . . . . . . . . . . . . . . .. . . .   3
                 2.2      Mandatory Prepayments.  . . . . . . . . . . . . . . . . . .. . . .   3
                 2.3      Method and Place of Payment.  . . . . . . . . . . . . . . .. . . .   4
                 2.4      Net Payments. . . . . . . . . . . . . . . . . . . . . . . .. . . .   5

SECTION 3        Conditions Precedent.  . . . . . . . . . . . . . . . . . . . . . . .. . . .   5
                 --------------------
                 3.1      Execution of Agreement; Notes.  . . . . . . . . . . . . . .. . . .   5
                 3.2      No Default. . . . . . . . . . . . . . . . . . . . . . . . .. . . .   5
                 3.3      Opinions of Counsel.  . . . . . . . . . . . . . . . . . . .. . . .   5
                 3.4      Corporate Proceedings.  . . . . . . . . . . . . . . . . . .. . . .   5
                 3.5      Subsidiary Guaranty.  . . . . . . . . . . . . . . . . . . .. . . .   5
                 3.6      Additional Guaranties.  . . . . . . . . . . . . . . . . . .. . . .   6
                 3.7      Security Documents. . . . . . . . . . . . . . . . . . . . .. . . .   6
                 3.8      Release of Chase Liens. . . . . . . . . . . . . . . . . . .. . . .   6
                 3.9      Solvency Opinions; Insurance Analyses.  . . . . . . . . . .. . . .   7
                 3.10     Notice of Borrowing.  . . . . . . . . . . . . . . . . . . .. . . .   7
                 3.11     Jacor Transactions. . . . . . . . . . . . . . . . . . . . .. . . .   7

SECTION 4        Representations, Warranties and Agreements.  . . . . . . . . . . . .. . . .   7
                 ------------------------------------------
                 4.1      Corporate Status. . . . . . . . . . . . . . . . . . . . . .. . . .   7
                 4.2      Power and Authority.  . . . . . . . . . . . . . . . . . . .. . . .   8
                 4.3      Representations and Warranties in   . . . . . . . . . . . .. . . .   8
                 4.4      Use of Proceeds: Margin Regulations.  . . . . . . . . . . .. . . .   8
                 4.5      Security Interests. . . . . . . . . . . . . . . . . . . . .. . . .   9
                 4.6      No Violation. . . . . . . . . . . . . . . . . . . . . . . .. . . .   9

SECTION 5        Affirmative Covenants. . . . . . . . . . . . . . . . . . . . . . . .. . . .  10
                 ---------------------
                 5.1      Financial Information.  . . . . . . . . . . . . . . . . . .. . . .  10
                 5.2      Insurance.  . . . . . . . . . . . . . . . . . . . . . . . .. . . .  10
                 5.3      Conduct of Business.  . . . . . . . . . . . . . . . . . . .. . . .  10
                 5.4      Additional Security; Further Assurances.  . . . . . . . . .. . . .  10


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
                           TABLE OF CONTENTS CONTINUED

                                                                                       Page
                                                                                       ----

                 5.5      Use of Proceeds.  . . . . . . . . . . . . . . . . . . . . .   11
                 5.6      Foreign Subsidiaries. . . . . . . . . . . . . . . . . . . .   11

SECTION 6        Negative Covenants.  . . . . . . . . . . . . . . . . . . . . . . . .   12
                 ------------------
                 6.1      Conduct of Business.  . . . . . . . . . . . . . . . . . . .   12
                 6.2      Operations Within Budget. . . . . . . . . . . . . . . . . .   12
                 6.3      Liens.  . . . . . . . . . . . . . . . . . . . . . . . . . .   12

SECTION 7        Events of Default; Remedies. . . . . . . . . . . . . . . . . . . . .   12
                 ---------------------------
                 7.1      Events of Default.  . . . . . . . . . . . . . . . . . . . .   12
                 7.2      Remedies. . . . . . . . . . . . . . . . . . . . . . . . . .   14
                 7.3      Specific Performance. . . . . . . . . . . . . . . . . . . .   14

SECTION 8        Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
                 -----------

SECTION 9        Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
                 -------------
                 9.1      Payment of Expenses, etc. . . . . . . . . . . . . . . . . .   25
                 9.2      Notices.  . . . . . . . . . . . . . . . . . . . . . . . . .   25
                 9.3      Benefit of Agreement. . . . . . . . . . . . . . . . . . . .   26
                 9.4      No Waiver; Remedies Cumulative. . . . . . . . . . . . . . .   26
                 9.5      Calculations; Computations. . . . . . . . . . . . . . . . .   26
                 9.6      GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE. . . . . .   26
                 9.7      Counterparts. . . . . . . . . . . . . . . . . . . . . . . .   27
                 9.8      Effectiveness.  . . . . . . . . . . . . . . . . . . . . . .   28
                 9.9      Headings Descriptive. . . . . . . . . . . . . . . . . . . .   28
                 9.10     Amendment or Waiver.  . . . . . . . . . . . . . . . . . . .   28
                 9.11     WAIVER OF JURY TRIAL. . . . . . . . . . . . . . . . . . . .   28
                 9.12     Exclusion of Denver Stations. . . . . . . . . . . . . . . .   28

SECTION 10       Guaranty.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
                 --------
                 10.1     The Guaranty. . . . . . . . . . . . . . . . . . . . . . . .   28
                 10.2     Bankruptcy. . . . . . . . . . . . . . . . . . . . . . . . .   29
                 10.3     Nature of Liability.  . . . . . . . . . . . . . . . . . . .   29
                 10.4     Independent Obligation. . . . . . . . . . . . . . . . . . .   29
                 10.5     Authorization.  . . . . . . . . . . . . . . . . . . . . . .   29
                 10.6     Reliance. . . . . . . . . . . . . . . . . . . . . . . . . .   30
                 10.7     Subordination.  . . . . . . . . . . . . . . . . . . . . . .   31
                 10.8     Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . .   31

         CREDIT AGREEMENT, dated as of February 20, 1996, among NOBLE BROADCAST GROUP, INC., a Delaware corporation ("Parent"), NOBLE BROADCAST HOLDINGS, INC., a Delaware corporation (the "Borrower"), and BROADCAST FINANCE, INC., an Ohio corporation ("Lender"). Unless otherwise defined herein, all capitalized terms used herein and defined in Section 8 are used herein as so defined.

                               W I T N E S S E T H

         WHEREAS, subject to and upon the terms and conditions herein set forth, the Lender is willing to make available to the Borrower the respective credit facilities provided for herein;

         NOW, THEREFORE, IT IS AGREED:

SECTION 1        Amount and Terms of Credit.

                 1.1 Commitments. Subject to and upon the terms and conditions herein set forth, Lender agrees to make loans to the Borrower, which loans shall be drawn under the Term Loan Facility and the Revolving Loan Facility, as set forth below:

                 (a) The Loan under the Term Loan Facility (the "Term Loan") shall be in the amount of $40,000,000 and shall be made pursuant to a single drawing. Once repaid, the Term Loan may not be reborrowed.

                 (b) Loans under the Revolving Loan Facility (each a "Revolving Loan" and, collectively, the "Revolving Loans") (i) shall be made at any time and from time to time on and after the Initial Borrowing Date and prior to the Final Maturity Date, (ii) shall bear interest at the Applicable Loan Rate, (iii) may be repaid and reborrowed in accordance with the provisions hereof, and (iv) shall not exceed One Million and 00/100 Dollars ($1,000,000) at any time outstanding.

                 1.2 Minimum Borrowing Amounts, etc. The minimum principal amount of each Borrowing under the Revolving Loan Facility shall be $50,000.

                 1.3 Notice of Borrowing.

                 (a) Whenever the Borrower desires to incur Revolving Loans under any Facility, it shall give the Lender at its Notice Office, prior to 12:00 Noon (New York time), at least three Business Days' irrevocable prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing, in the form of Exhibit A, appropriately completed to specify (i) the aggregate principal amount of the Loans to be made pursuant to such Borrowing, and (ii) the date of such Borrowing (which shall be a Business Day).

(b)If Borrower gives telephonic notice, the Borrower hereby waives the right to dispute the Lender's record of the terms of such telephonic notice.

                 1.4 Disbursement of Funds. Lender shall disburse borrowed funds by depositing such funds in Borrower's bank account designated in writing by Borrower to Lender, no later than 2 p.m. (New York time) on the date specified in each Notice of Borrowing. All amounts shall be made available in U.S. dollars and immediately available funds.

                 1.5 Notes.

                 (a) The Borrower's obligation to pay the principal of, and interest on, all the Loans made to it shall be evidenced (i) for the Term Loan, by a promissory note in the form of Exhibit B-1 (the "Term Note") and (ii) if Revolving Loans, by a promissory note in the form of Exhibit B-2 (the "Revolving Note").

                 (b) The Term Note shall (i) be executed by the Borrower, (ii) be payable to the order of Lender and be dated the Initial Borrowing Date, (iii) be in the stated principal amount of $40,000,000; (iv) mature on the Final Maturity Date, (v) bear interest at the Applicable Loan Rate, (vi) be subject to voluntary prepayment as provided in Section 2.1 and mandatory prepayment as provided in Section 2.2 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

                 (c) The Revolving Note shall (i) be executed by the Borrower,
(ii) be payable to the order of Lender and be dated the Initial Borrowing Date,
(iii) be in a stated principal amount of $1,000,000, (iv) mature on the Final Maturity Date, (v) bear interest at the Applicable Loan Rate, (vi) be subject to voluntary prepayment as provided in Section 2.1 and mandatory repayment as provided in Section 2.2 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

                 (d) Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and will prior to any transfer of any Note endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation shall not affect the Borrower's obligations in respect of such Loans.

                 1.6 Interest.

                 (a) Upon the occurrence and during the continuance of a Default of the type described in Section 7.1(a) or any Event of Default, all principal and, to the extent permitted by law, overdue interest in respect of each Loan and any other overdue amount payable hereunder shall bear interest at a rate per annum equal to the Applicable Loan Rate plus 2% per annum.

                 (b) Interest shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable quarterly in arrears on the last Business Day of each March, June, September and December, and on any prepayment (on the amount prepaid) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

                 (c) All computations of interest hereunder shall be made in accordance with Section 9.5(b).

                 1.7 Maturity; Termination. The Total Revolving Loan Commitment (and the Revolving Loan Commitment of each Lender) shall terminate on the earlier of (i) the date on which any Change of Ownership Event occurs and (ii) the Final Maturity Date.

SECTION 2        Payments.

                 2.1 Voluntary Prepayments. The Borrower shall have the right to prepay the Term Note and the Revolving Loans, in whole or in part, without premium or penalty except as otherwise provided in this Agreement, from time to time, provided that each repayment in the minimum amount of $25,000.

                 2.2 Mandatory Prepayments.

                 (a) Requirements:

                          (i) If on any date the aggregate outstanding principal
amount of Revolving Loans exceed One Million and 00/100 Dollars ($1,000,000) (after giving effect to all other repayments thereof on such date), the Borrower shall repay on such date the principal of outstanding Revolving Loans in an aggregate amount equal to the outstanding principal amount of Revolving Loans in excess of $1,000,000.

                          (ii) Subject to and in accordance with Section 2.2(b),
on or prior to the third Business Day after the date of receipt thereof by Parent and/or any of its Subsidiaries of the Cash Proceeds from any Asset Sale, an amount equal to 100% of the Net Cash Proceeds from such Asset Sale shall be applied as a mandatory repayment of principal of the then outstanding Loans, provided that to the extent no Default or Event of Default has occurred and is continuing at the required time of payment, any such Net Cash Proceeds received by the Borrower or any of its Subsidiaries shall not be required to be so applied if the Borrower has delivered a Reinvestment Notice to the Lender on or prior to the third Business Day after the date of receipt of such Cash Proceeds to the extent of the Anticipated Reinvestment Amount specified in such Reinvestment Notice.

                          (iii) Subject to and in accordance with Section
2.2(b), on or prior to the third Business Day after the date of receipt thereof by Parent and/or any of its

Subsidiaries of any Insurance Proceeds from any Recovery Event, an amount equal to 100% of the Net Insurance Proceeds from such Recovery Event shall be applied as a mandatory repayment of principal of the then outstanding Loans; provided that to the extent no Default or Event of Default has occurred and is continuing at the required time of payment, any such Net Insurance Proceeds received by the Borrower or any of its Subsidiaries shall not be required to be so applied if the Borrower has delivered a Reinvestment Notice to the Lender on or prior to the third Business Day after the date of receipt of such Insurance Proceeds to the extent of the Anticipated Reinvestment Amount specified in such Reinvestment Notice.

                          (iv) Subject to and in accordance with Section 2.2(b),
on the date of receipt thereof by Parent and/or any of its Subsidiaries of any cash capital contribution or the proceeds from the sale or issuance, after the Initial Borrowing Date, of equity, an amount equal to 100% of such cash capital contribution or the net proceeds from any such equity issuance of any such sale or issuance, as the case may be, shall be applied as a mandatory repayment of principal of the then outstanding Loans.

                          (v) Subject to and in accordance with Section 2.2(b),
on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the applicable Reinvestment Event shall be applied to the prepayment of the outstanding principal amount of Loans.

                          (vi) On the date of any Change of Ownership Event, the
outstanding principal amount of the Loans, if any, shall be due and payable in full.

                 (b) Application:

                          (i) Each mandatory repayment of Loans required to be
made pursuant to Section 2.2(a)(ii), 2.2(a)(iii), 2.2(a)(iv), 2.2(a)(v) and 2.2(a)(vi) shall be applied: (i) first, to repay the Term Loan; and (ii) second, to prepay the principal of outstanding Revolving Loans.

                 2.3 Method and Place of Payment. All payments under this Agreement shall be made to the Lender, not later than 1:00 p.m. (New York time) on the date when due and shall be made in immediately available funds and in lawful money of the United States of America at the Payment Office. Any payments under this Agreement which are made later than 1:00 p.m. (New York time) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

                 2.4 Net Payments. All payments made by Parent or the Borrower hereunder, under any Note or any other Credit Document, will be made without setoff, counterclaim or other defense.

SECTION 3 Conditions Precedent. The obligation of the Lender to make each Loan to the Borrower hereunder is subject, at the time of each such Credit Event (except as otherwise hereinafter indicated or as set forth in the Disclosure Letter) to the satisfaction of the following conditions:

                 3.1 Execution of Agreement; Notes. On or prior to the Initial Borrowing Date, this Agreement shall have become effective as provided in
Section 9.8 and there shall have been delivered to the Lender the Term Note and Revolving Note executed by the Borrower, and in the amount, maturity and as otherwise provided herein.

                 3.2 No Default. At the time of each Credit Event and also after giving effect thereto there shall exist no Default or Event of Default.

                 3.3 Opinions of Counsel. On the Initial Borrowing Date, the Lender shall have received opinions satisfactory to Lender, from Gray Cary Ware & Freidenrich, counsel to the Borrower, which opinion shall cover such matters as the Lender may reasonably request.

                 3.4 Corporate Proceedings.

                 (a) On the Initial Borrowing Date, the Lender shall have received from each Credit Party a certificate, dated the Initial Borrowing Date, signed by the chairman, a vice chairman, the president or any vice-president of such Credit Party, with appropriate insertions and deletions, together with copies of the certificate of incorporation and by-laws of such Credit Party and the resolutions of such Credit Party referred to in such certificate and all of the foregoing (including each such certificate of incorporation and by-laws) shall be satisfactory to the Lender.

                 (b) On the Initial Borrowing Date, all corporate and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Transaction Documents shall be satisfactory in form and substance to the Lender, and the Lender shall have received all information and copies of all certificates, documents and papers, including good standing certificates and any other records of corporate proceedings and governmental approvals, if any, which the Lender may have requested in connection therewith, such documents and papers, where appropriate, to be certified by proper corporate or governmental authorities.

                 3.5 Subsidiary Guaranty. On the Initial Borrowing Date, each Subsidiary Guarantor shall have duly authorized, executed and delivered a Guaranty in form and substance reasonably satisfactory to Lender (as modified, amended or supplemented from time to time in accordance with the terms hereof and thereof, the "Subsidiary Guaranty"), and the Subsidiary Guaranty shall be in full force and effect.

                 3.6 Additional Guaranties. On or prior to the Initial Borrowing Date, (i) RDP shall have duly authorized, executed and delivered a guaranty in form and substance satisfactory to the Lender (as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof, the "RDP Guaranty"), and the RDP Guaranty shall be in full force and effect, and
(ii) Nobro shall have duly authorized, executed and delivered a guaranty in form and substance satisfactory to the Lender (as modified, amended or supplemented from time to time in accordance with the terms hereof and thereof, the "Nobro Guaranty") and the Nobro Guaranty shall be in full force and effect.

                 3.7 Security Documents.

                 (a) On the Initial Borrowing Date, each Credit Party shall have duly authorized, executed and delivered a Pledge Agreement in form and substance reasonably satisfactory to Lender (as modified, amended or supplemented from time to time in accordance with the terms thereof and hereof, the "Pledge Agreement") and shall have delivered to the Lender, as pledgee thereunder, all of the certificates representing the Pledged Securities referred to therein, endorsed in blank or accompanied by executed and undated stock powers, and the Pledge Agreement shall be in full force and effect.

                 (b) On the Initial Borrowing Date, each Credit Party shall have duly authorized, executed and delivered a Security Agreement in form and substance reasonably satisfactory to Lender (as modified, supplemented or amended from time to time in accordance with the terms thereof and hereof, the "Security Agreement") covering all of such Credit Party's present and future Security Agreement Collateral, in each case together with:

                          (i) executed copies of Financing Statements (Form
UCC-1) in appropriate form for filing under the UCC of each jurisdiction as may be necessary to perfect the security interests purported to be created by the Security Agreement;

                          (ii) evidence that all other filings, recordings or
actions necessary or, in the opinion of the Lender, desirable to perfect and protect the security interests purported to be created by the Security Agreement have been taken.

                 3.8 Release of Chase Liens. On the Initial Borrowing Date and concurrently with the incurrence of the Loans on such date, the creditors in respect of the Chase Indebtedness shall have terminated and released any and all security interests in and liens on the capital stock of, and assets owned by, Parent, the Borrower, their respective Subsidiaries, Nobro and RDP and shall have released each Parent, the Borrower and their respective Subsidiaries from all guarantees entered in connection with any such Indebtedness, and the Lender shall have received all such releases as may have been requested by the Lender, which releases shall be in form and substance satisfactory to the Lender.

                 3.9 Solvency Opinions; Insurance Analyses. On the Initial Borrowing Date, the Borrower shall cause to be delivered to the Lender:

                 (a) a certificate, in form and substance reasonably satisfactory to Lender, from the Chief Financial Officer of the Borrower expressing opinions of value and other appropriate factual information regarding the solvency of Parent and the Borrower on a stand-alone basis and Parent and its Subsidiaries taken as a whole and the Borrower and its Subsidiaries taken as a whole; and

                 (b) evidence of insurance complying with the requirements of this Agreement for the business and properties of Parent, the Borrower and its Subsidiaries, in scope, form and substance satisfactory to the Lender.

                 3.10 Notice of Borrowing. Prior to the making of each Loan, the Lender shall have received a Notice of Borrowing satisfying the requirements of
Section 1.3.

                 3.11 Jacor Transactions. The Jacor Transaction Documents shall have been executed and delivered by all parties thereto and the transactions contemplated by the Redemption Closing (as defined in the Stock Purchase Agreement) have occurred, to the extent to which they were contemplated to occur on or before the date of this Agreement.

SECTION 4 Representations, Warranties and Agreements. In order to induce the Lender to enter into this Agreement and to make the Loans, each Parent and the Borrower make the following representations, warranties and agreements with the Lender (the "Borrower Representations and Warranties"). Unless otherwise specifically provided herein, the Borrower Representations and Warranties are hereafter subject to the provisions of the Stock Purchase Agreement regarding the expiration of the "Company Representations and Warranties." The Borrower's Representations and Warranties are qualified in their entirety by the information disclosed in the Disclosure Letter.

                 4.1 Corporate Status. Parent, Borrower and each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, the details of which are set forth in the Disclosure Letter. Each Credit Party has all requisite corporate and legal power and authority, including without limitation all licenses, permits, authorizations and approvals (corporate, governmental and otherwise) necessary to own, lease and operate their respective assets and properties and to conduct their business in the manner and in the places where such assets and properties are owned, leased or operated or such business is conducted by them. Each Credit Party is licensed or qualified as a foreign corporation in each state and foreign country in which it is doing business and where the nature and extent of such business requires such license or qualification, the details of which are set forth in the Disclosure Letter.

                 4.2 Power and Authority. Each Credit Party has the full power and authority to execute and deliver this Agreement and all other Transaction Documents to which it is or will be a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Transaction Documents, and the consummation by the Borrower and each Credit Party of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action. This Agreement has been, and each of the other Transaction Documents to which a Credit Party is or will be a party, has been or will be duly executed and delivered by the respective Credit Party thereto. The obligations imposed on each Credit Party by this Agreement are, and by the Transaction Documents when executed and delivered by appropriate Credit Party will be, the valid and binding obligations of the respective Credit Party thereto, enforceable against them in accordance with their respective terms. The Borrower hereby makes each of the representations and warranties set forth in this Section with respect to the execution, delivery and consummation by each Subsidiary of any Transaction Document to which such Subsidiary is a party.

                 4.3 Representations and Warranties in Stock Purchase Agreement. All representations and warranties set forth in Article IV of the Stock Purchase Agreement are made a part hereof and incorporated herein by reference. This Agreement, the Notes, all Security Documents, and the Guaranties shall each be considered an "Ancillary Document", as defined in the Stock Purchase Agreement and all representations and warranties in the Stock Purchase Agreement which refer to Ancillary Documents shall be read to include this Agreement, the Notes, the Security Documents and the Guaranty as if such terms were specifically set forth in the Stock Purchase Agreement.

                 4.4 Use of Proceeds: Margin Regulations.

                 (a) The proceeds of all Term Loan incurred by the Borrower on the Initial Borrowing Date shall be utilized to repay the Chase Indebtedness.

                 (b) The proceeds of all Revolving Loans incurred by the Borrower shall be utilized to repay the Chase Indebtedness (if necessary) and for the general corporate and working capital purposes of the Borrower and its Subsidiaries.

                 (c) Neither the making of any Loan hereunder, nor the use of the proceeds thereof, will violate the provisions of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System and no part of the proceeds of any Loan will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock.

                 4.5 Security Interests. On and after the Initial Borrowing Date, each of the Security Documents creates, as security for the Obligations, a valid and enforceable perfected security interest in and Lien on all of the Collateral subject thereto, superior to and prior to the rights of all third Persons and subject to no other Liens (except that the Security Agreement Collateral may be subject to Permitted Encumbrances relating thereto). No filings or recordings are required in order to perfect the security interests created under any Security Document except for filings or recordings executed in connection with any such Security Document executed on the date of this Agreement.

                 4.6 No Violation. Except as set forth in the Disclosure Letter, neither the Parent, Borrower nor any Subsidiary is in violation of its Certificate of Incorporation, Bylaws or its charter and other governance documents, and neither the Parent, Borrower nor any Subsidiary has in the past been in violation of its Certificate of Incorporation, Bylaws or its charter and other governance documents the consequence of which past failure would have a material adverse effect on the Parent, Borrower or any Subsidiary. The execution, delivery and performance by each of the Credit Parties of this Agreement and each Transaction Document to which it is a party, and the performance and consummation by each of the Credit Parties of the transactions contemplated hereby and thereby:

                 (a) other than the governmental and regulatory consents and approvals required by Article VII of the Stock Purchase Agreement or as otherwise specified in the Transaction Documents, do not require on behalf of any Credit Party any consent, authorization, order, waiver or approval of, or registration, declaration or filing with, any governmental entity;

                 (b) will not result in a violation of any material law or regulation, or any judgment, writ, injunction, order, rule, ruling or decree of any governmental entity to which any Credit Party is subject;

                 (c) will not conflict with or constitute a breach or violation of or default under the Certificate of Incorporation, Bylaws or its charter and other governance documents of the Parent, Borrower or any Subsidiary;

                 (d) other than the governmental and regulatory consents and approvals required by Article VII of the Stock Purchase Agreement or as otherwise specified in the Transaction Documents and except with respect to certain of the Transaction Documents that must be filed with the FCC, do not require on behalf of any Credit Party any consent, authorization, order, waiver or approval of, or registration, declaration or notice to, or filing with any party, nor does it violate or conflict with or result in a breach of, or constitute a default of or give rise to a right of termination or acceleration (or an event which with notice or lapse of time or both would give rise to a right of termination or acceleration) under, any provision of any contract, indenture, mortgage, lease, agreement, license, permit or other instrument to which any Credit Party is a party or to which any of their respective assets or properties are subject, where the failure to obtain such consent, authorization, order, waiver or approval, or make such registration, declaration or notice, or filing, or where the occurrence of such violation or conflict would have a Material Adverse Effect; and

                 (e) will not result in the creation of any lien, charge or encumbrance against the Parent, Borrower or any Subsidiary or any of their assets or properties.

SECTION 5        Affirmative Covenants.

                 5.1 Financial Information. Subject to Section 9.12 of this Agreement, the Parent, Borrower and Subsidiaries shall comply with the provisions of the Stock Purchase Agreement (including without limitation Section
6.7 of the Stock Purchase Agreement) regarding the furnishing of financial information to Jacor.

                 5.2 Insurance. Parent will, and will cause each of its Subsidiaries to, at all times maintain in full force and effect insurance set forth in such amounts, covering such risks and liabilities and with such deductibles as are in accordance with normal industry practice. Parent will, and will cause its Subsidiaries to, furnish on the Initial Borrowing Date and annually thereafter to the Lender a summary of the insurance carried in respect of Parent and its Subsidiaries and the assets of Parent and each of its Subsidiaries together with certificates of insurance and other evidence of such insurance, if any, naming the Lender as a secured party and/or loss payee in respect of any casualty loss policies and naming the Lender as an additional insured with respect to any liability policy and stating that such insurance shall not be cancelled or materially revised without at least thirty (30) days' prior written notice by the insurer to the Lender.

                 5.3 Conduct of Business. (a) The Parent and the Borrower shall, and the Borrower shall cause each Subsidiary to, conduct its business in the ordinary course in accordance with the provisions of the Stock Purchase Agreement, including without limitation the affirmative covenants contained in
Section 6.2 of the Stock Purchase Agreement.

                 5.4 Additional Security; Further Assurances.

                 (a) Each Parent and the Borrower will, and will cause each of its Domestic Subsidiaries to, grant to the Lender security interests and mortgages (each, an "Additional Mortgage") in such Real Property or Leaseholds of Parent or any of its Subsidiaries as may be requested from time to time by the Lender (each such Real Property or Leasehold, an "Additional Mortgaged Property"). All such Additional Mortgages shall be in such form as is reasonably satisfactory to the Lender and shall constitute valid and enforceable perfected Liens superior to and prior to the rights of all third Persons and subject to no other Liens except Permitted Encumbrances. The Additional Mortgages or instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Lender required to be granted pursuant to the Additional Mortgages and all taxes, fees and other charges payable in connection therewith shall have been paid in full.

                 (b) Each Parent and the Borrower will, and will cause its Subsidiaries to, at the expense of the Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Lender from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments and take such further actions in furtherance of the intent of the Security Documents as the Lender may reasonably require. Furthermore, at the time of the execution and delivery of any Additional Mortgage, the Borrower shall cause to be delivered to the Lender such opinions of counsel, title insurance, real property surveys and other related documents as may be reasonably requested by the Lender to assure itself that this Section
5.4 has been complied with.

                 (c) Each Parent and the Borrower agree that each action required above by clause (a) or (b) of this Section 5.4 shall be completed as soon as possible, but in no event later than thirty (30) days after such action is requested to be taken by the Lender.

                 5.5 Use of Proceeds. All proceeds of Loans shall be used as provided in Section 4.4.

                 5.6 Foreign Subsidiaries. If a Foreign Subsidiary has not dissolved within ninety (90) days after the date of this Agreement, then Lender may request and Borrower agrees to cause (to the extent permitted by applicable law) the (i) a pledge (x) of 66-2/3 % or more of the total combined voting power of all classes of capital stock of such Foreign Subsidiary entitled to vote, and
(y) of any promissory note issued by such Foreign Subsidiary to Parent or any of its Domestic Subsidiaries, and (ii) the entering into by such Foreign Subsidiary of a security agreement in substantially the form of the Security Agreement. However, if such actions would cause the undistributed earnings of such Foreign Subsidiary as determined for Federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary's United States parent for Federal income tax purposes, then in the case of a failure to deliver the evidence described in clause (i) above, that portion of such Foreign Subsidiary's outstanding capital stock or any promissory notes so issued by such Foreign Subsidiary, in each case not theretofore pledged pursuant to the Pledge Agreement shall be pledged to the Lender pursuant to the Pledge Agreement (or another pledge agreement in substantially similar form, if needed), and in the case of a failure to deliver the evidence described in clause (ii) above, such Foreign Subsidiary shall execute and deliver the Security Agreement (or another security agreement in substantially similar form, if needed), granting the Lender a security interest in all of such Foreign Subsidiary's assets and securing the Obligations of the Borrower under the Credit Documents. Parent and Borrower shall not create or acquire or permit any Subsidiary to create or acquire any Foreign Subsidiary which is not in existence on the date of this Agreement.

SECTION 6 Negative Covenants. Each Parent and the Borrower hereby covenant and agree that as of the Effective Date, and thereafter for so long as this Agreement is in effect and until the Total Commitments have terminated, no Notes are outstanding and the Loans, together with interest and all other Obligations incurred hereunder are paid in full:

                 6.1 Conduct of Business. The Parent shall not, the Borrower shall not, and the Borrower shall cause the Subsidiaries not to, take any actions outside of the Borrower's or such Subsidiary's ordinary course of business with the provisions of the Stock Purchase Agreement, including without limitation the negative covenants contained in Section 6.2 of the Stock Purchase Agreement.

                 6.2 Operations Within Budget. Parent and Borrower will operate, and cause each Subsidiary to operate, in accordance with a budget of expenses for each fiscal quarter, which budget shall be developed by Borrower and affirmed by Lender (such affirmance not to be unreasonably withheld) prior to the commencement of each fiscal quarter. Borrower shall promptly notify Lender if expenses are not within the budgeted amounts. Thereafter, Lender and Borrower shall mutually agree upon a course of action to appropriately deal with the excess expenses.

                 6.3 Liens. Neither Parent nor the Borrower will, or will permit any of their respective Subsidiaries to create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind (real or personal, tangible or intangible) of Parent, the Borrower or their respective Subsidiaries, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable or notes) or assign any right to receive income, or file or permit the filing of any financing statement under the UCC or any similar notice of Lien under any similar secondary or notice statute, except as provided for in the Stock Purchase Agreement.

SECTION 7        Events of Default; Remedies.

                 7.1 Events of Default. Any of the following specified events shall be an event of default hereunder (each an "Event of Default"):

                 (a) Payments. The Borrower shall (i) default in the payment when due of any principal of the Loans or (ii) default, and such default shall continue for two or more Business Days, in the payment when due of interest on the Loans, or of any other amounts owing hereunder or under any other Credit Document, provided, however, that there shall not be a default under this Section 7.1(a) if such non-payment is a result of Failed TBA Payment; or

                 (b) Bankruptcy, etc. Parent, the Borrower or any of their respective Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled "Bankruptcy", as now or hereafter in effect, or any successor thereto (the "Bankruptcy Code"); or an involuntary case is commenced against Parent, the Borrower or any of their respective Subsidiaries by any entity other than the Lender, Jacor or its affiliates or subsidiaries, or as a result of Failed TBA Payments, and the petition is not controverted within sixty (60) days, or is not dismissed within sixty (60) days, after commencement of the case; or a custodian (as defined in the Bankruptcy
Code) is appointed for, or takes charge of, all or substantially all of the property of Parent, the Borrower or any of their respective Subsidiaries; or Parent, the Borrower or any of their respective Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Parent, the Borrower or any of their respective Subsidiaries; or there is commenced against Parent, the Borrower or any of their respective Subsidiaries any such proceeding which remains undismissed for a period of sixty (60) days; or Parent, the Borrower or any of their respective Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or Parent, the Borrower or any of their respective Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of sixty (60) days; or Parent, the Borrower or any of their respective Subsidiaries makes a general assignment for the benefit of creditors; or any corporate action is taken by Parent, the Borrower or any of their respective Subsidiaries for the purpose of effecting any of the foregoing; or

                 (c) Guaranties. (i) Any Guaranty shall cease to be in full force and effect and is not reinstated or reaffirmed in a legally binding and enforceable manner within thirty (30) days after notice thereof to Borrower from Lender, or (ii) any Guarantor or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor's obligations under any Guaranty and such denial or disaffirmation is not satisfied by a Purchase Price Offset or (iii) any Guarantor shall default in the due payment of any amount due and payable pursuant to any Guaranty and such default is not satisfied by a Purchase Price Offset; or

                 (d) Security Documents. At any time after the execution and delivery thereof any of the Security Documents shall cease (i) to be in full force and effect, or (ii) to give the Lender the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and Lien on, all of the Collateral), in favor of the Lender, superior to and prior to the rights of all third Persons (except as permitted by Section 6.3), and subject to no other Liens (except as permitted by
Section 6.3), and the result of either clause (i) or (ii) of this Section 7.1(d) can not be either (y) satisfied by a Purchase Price Offset or (z) cured within thirty (30) days after written notice thereof to Borrower from Lender or such longer period of time as is necessary so long as Borrower has initiated curative action within such thirty (30) day period and thereafter diligently pursues such action to completion; or

                 (e) Specific Performance. Parent, Borrower or any Subsidiary shall fail to fully comply on a timely basis with an order or direction of a court of competent jurisdiction or other governmental body as a result of Lender's or any of its assignee's actions brought pursuant to Section 7.3 of this Agreement.

                 (f) Omnibus Default. The Stock Purchase Price has been reduced to Zero (0) as a result of Purchase Price Offsets. The Stock Purchase Agreement will include a provision that a breach of the Borrower's Representations and Warranties and the other covenants contained in this Agreement and the other Security Documents will be a Purchase Price Offset.

                 7.2 Remedies.

                 (a) Upon the occurrence and during the continuation of any Event of Default, the Lender shall, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Lender to enforce its claims against any Credit Party (provided, that if an Event of Default specified in Section 7.1(b) shall occur with respect to the Borrower, the result which would occur upon the giving of written notice by the Lender as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Total Commitment (or the unutilized portion thereof) terminated, whereupon the Commitment of Lender (or Lender's unutilized portion thereof) shall forthwith terminate immediately and without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and all obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; and (iii) enforce, as Lender (or direct the Lender to enforce), any or all of the Liens and security interests created pursuant to the Security Documents.

                 (b) Notwithstanding anything in the Security Documents to the contrary, Lender agrees not to pursue any rights and remedies granted to Lender under any Security Document until an Event of Default as defined in this Agreement has occurred and is continuing.

                 7.3 Specific Performance. The Credit Parties hereby declare that it is impossible to measure in money the damages which will accrue to Lender by reason of a breach or violation of any representation, warranty or covenant contained in this Agreement or any other Credit Document which is not satisfied by a Purchase Price Offset (a "Breach"). Therefore, Lender may institute any action or proceeding to specifically enforce and cause the Credit Parties to remedy a Breach of a provisions of this Agreement or any Credit Documents and any Credit Party against whom such action or proceeding is brought hereby waives the claim or defense therein that such Credit Party has an adequate remedy at law. Furthermore, such Credit Party shall not urge in any such action or proceeding the claim or defense that such remedy at law exists.

SECTION 8 Definitions. As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms in this Agreement shall include in the singular number the plural and in the plural the singular:

         "Additional Mortgage" shall have the meaning provided in Section
5.4(a).

         "Additional Mortgaged Property" shall have the meaning provided in
Section 5.4(a).

         "Affected Company" shall mean (i) with respect to any Reinvestment Event arising in connection with the consummation of an Asset Sale, the Borrower or any of its Subsidiaries and (ii) with respect to any Reinvestment Event arising from the receipt of Net Insurance Proceeds from a Recovery Event, the Borrower or the Subsidiary of the Borrower which owned the assets which are the subject of such Recovery Event.

         "Agreement" shall mean this Credit Agreement, as the same may be from time to time modified, amended and/or supplemented.

         "Anticipated Reinvestment Amount" shall mean, with respect to any Reinvestment Event, the amount specified in the Reinvestment Notice with respect thereto as the amount of the respective Net Cash Proceeds or Net Insurance Proceeds, as the case may be, that the Borrower or such Subsidiary of the Borrower intends in good faith to use to restore, purchase, construct or otherwise acquire Reinvestment Assets.

         "Applicable Loan Rate" shall mean, for the period from the Initial Borrowing Date through December 31, 1996, the Prime Rate of Banque Paribas on the Initial Borrowing Date and for each calendar year thereafter, Applicable Loan Rate shall mean the Prime Rate of Banque Paribas on January 1 of such calendar year; provided that if the relevant financial institution ceases to exist or ceases to publish a prime rate or comparable base rate, Lender shall select another domestic financial institution to replace it for purposes of determining the Applicable Loan Rate.

         "Asset Purchase Agreement" shall mean the Asset Purchase Agreement, dated as of February 1, 1996, between Chesapeake Securities, Inc. and Noble Broadcast of San Diego, Inc., as in effect on, the Initial Borrowing Date, and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

         "Asset Sale" shall mean any sale, transfer or other disposition by Parent or any of its Subsidiaries to any Person other than the Borrower or any wholly-owned Subsidiary of the Borrower of any asset (including, without limitation, any capital stock, limited liability company interests, partnership interests or other securities of another Person but excluding any sale, transfer or other disposition by Parent or any of its Subsidiaries of its capital stock, limited liability interests, partnership interests or other securities issued by it) of Parent or any such Subsidiary (other than any sale, transfer or other disposition of Cash Equivalents).

         "Borrower" shall have the meaning provided in the first paragraph of this Agreement.

         "Business Day" shall mean (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which shall be in the city of New York a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close.

         "Cash Proceeds" shall mean, with respect to any Asset Sale, the aggregate cash payments (including any cash received by way of deferred payment pursuant to a note receivable issued in connection with such Asset Sale, other than the portion of such deferred payment constituting interest, and including any amounts received under any noncompete or similar agreement or as disbursement or withdrawals from any escrow or similar account established in connection with any such Asset Sale, but, in each such case, only as and when so received) received by Parent and/or any of its Subsidiaries from such Asset Sale.

         "Change of Ownership Event" shall mean (i) any of (y) so long as John
T. Lynch is employed by Parent, John T. Lynch, together with his heirs, executors, administrators, testamentary trustees, legatees or beneficiaries and any trust, the beneficiaries of which, or a corporation or partnership, the sole stockholder or partner of which include only himself, his spouse, parents, siblings or direct lineal descendants, or (z) so long as Frank A. DeFrancesco is employed by Parent, Frank A. DeFrancesco, together with his heirs, executors, administrators, testamentary trustees, legatees or beneficiaries and any trust, the beneficiaries of which, or a corporation or partnership, the sole stockholder or partner of which include only himself, his spouse, parents, siblings or direct lineal descendants, shall cease to own on a fully diluted basis the percentage of the economic and voting interest in Parent's capital stock as such shareholders held on the Initial Borrowing Date after giving effect to the Transaction, (ii) Parent shall cease to own directly 100% on a fully diluted basis of the economic and voting interest in the Borrower's capital stock without giving effect to any Warrants of Borrower, (iii) the Borrower shall cease to own directly 100% on a fully diluted basis (or at least 70% in the case of Nova) of the economic and voting interest in the capital stock of any Subsidiary of the Borrower or (iv) any "Triggering Event," or any similar provision or event under the Jacor Transaction Documents, shall occur.

         "Chase Indebtedness" shall mean the indebtedness and obligations of Borrower under the Credit Agreement among Parent, Borrower, Various Lending Institutions, CIBC, Inc. and

First Union National Bank of North Carolina, as co-agents and the Chase Manhattan Bank, N.A., as agent dated as of August 18, 1995, as amended from time to time.

         "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code amendatory thereof, supplemental thereto or substituted therefor.

         "Collateral" shall mean all of the Collateral as defined in each of the Security Documents.

         "Commitment" shall mean Lender's Term Loan Commitment and Revolving Loan Commitment.

         "Conseco" shall mean Conseco, Inc., an Indiana corporation.

         "Credit Documents" shall mean this Agreement, the Notes, the Guaranties and each Security Document.

         "Credit Event" means the making of any Loan under this Agreement.

         "Credit Party" shall mean each Parent, the Borrower, each Subsidiary Guarantor, Nobro and RDP. "Credit Parties" shall refer collectively to each Credit Party taken together as a whole.

         "Default" shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

         "Deferred Repayment Amount" shall mean, with respect to any Reimbursement Event, the aggregate amount that (i) would have been applied to repay the Loan pursuant to Section 2.2 had not the Borrower delivered a Reinvestment Notice and (ii) is not so applied to repay the Loans as a result of being designated as an Anticipated Reinvestment Amount in such Reinvestment Notice so delivered.

         "Disclosure Letter" means the disclosure letter of even date from the Credit Parties to Jacor delivered to Jacor in connection with the Jacor Transaction.

         "Domestic Subsidiary" shall mean each Subsidiary of Parent which is not a Foreign Subsidiary.

         "Effective Date" shall have the meaning provided in Section 9.8.

         "Event of Default" shall have the meaning provided in Section 7.

         "Existing Indebtedness" means a non-interest bearing promissory note of Noble Broadcast of St. Louis, Inc. in the face amount of $500,000 with a nominal unpaid balance of $250,000, given as part of the purchase price for an AM/FM combo in St. Louis, balance due on May 13, 1996. The note is subject to an offset against a portion of the note for certain property taxes chargeable to the seller's account in the purchase transaction.

         "Existing Indebtedness Agreements" means the note and related documents evidencing the Existing Indebtedness.

         "Facility" shall mean any of the credit facilities established under this Agreement, i.e., the Term Loan Facility or the Revolving Loan Facility.

         "Failed TBA Payments" means an Event of Default under Section 16.1.1 of the Time Brokerage Agreement for non-payment of amounts owing to the Licensee (as defined in the Time Brokerage Agreement).

         "FCC" shall mean the Federal Communications Commission, or any successor thereto.

         "Final Maturity Date" shall mean February 1, 2002.

         "Foreign Subsidiary" shall mean each Subsidiary of Parent that is incorporated under the laws of any jurisdiction other than the United States of America, any State thereof, or any territory thereof.

         "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time; it being understood and agreed that determinations in accordance with GAAP for purposes of Section 6, including defined terms as used therein, are subject (to the extent provided therein) to Section 9.5(a).

         "Guaranties " shall mean the guaranty provided by Parent pursuant to
Section 10 of this Agreement, the Subsidiary Guaranty, the Nobro Guaranty and the RDP Guaranty.

         "Guarantor" shall mean Parent, each Subsidiary Guarantor, Nobro and
RDP.

         "Immaterial Subsidiaries" shall mean and include each of (i) Noble Broadcast of Ballybunion, Inc., a California corporation, (ii) Noble Broadcast of Connecticut, Inc., a California corporation, (iii) Noble Broadcast of Kansas City, Inc., a California corporation and (iv) Noble Broadcast of Houston, Inc., a Delaware corporation.

         "Initial Borrowing Date" shall mean the date occurring on or after the Effective Date on which the initial Credit Event hereunder occurs.

         "Insurance Proceeds" shall mean, with respect to any Recovery Event, the aggregate cash payments received by Parent, the Borrower or any of their respective Subsidiaries from such Recovery Event (including any cash payments received in respect of any condemnation award or the exercise of any power of eminent domain).

         "Intercompany Loans" means loans between and among the Credit Parties.

         "Intercompany Note" shall mean promissory notes evidencing Intercompany Loans.

         "Jacor" means Jacor Communications, Inc., an Ohio corporation.

         "Jacor Transaction Documents" mean (a) The Stock Purchase and Warrant Redemption Agreement among Jacor Communications, Inc., Prudential Venture Partners II, L.P., Northeast Ventures II, John T. Lynch, Frank A. DeFrancesco, Thomas R. Jimenez, William R. Arbenz, CIHC Insurance, Inc., Bankers & Life Holding Corporation and Parent ("Stock Purchase Agreement"); (b) The Investment Agreement between Jacor Communications, Inc. and Parent; (c) The Stock Escrow and Security Agreement between Jacor Communications, Inc. and all stockholders of Parent; (d) The Asset Purchase Agreement; (e) the Time Brokerage Agreements between Jacor Communications, Inc. and Noble Broadcast of St. Louis, Inc. and Noble Broadcast of Toledo, Inc., respectively; and (f) all Ancillary Documents (as defined in the Stock Purchase Agreement).

         "Leasehold" of any Person shall mean all of the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

         "Lender" shall have the meaning provided in the first paragraph of this Agreement.

         "License Subsidiary" shall mean Noble Broadcast Licenses, Inc., a Delaware corporation and a special purpose Wholly-Owned Subsidiary of the Borrower formed for the purpose of holding the FCC Licenses.

         "Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any similar recording or notice statute, and any lease having substantially the same effect as the foregoing).

         "Loan" shall mean each and every loan made by the Lender hereunder, including Term Loan and Revolving Loans.

         "Lynch" shall mean John T. Lynch, Chairman and Chief Executive Officer of Parent.

         "Margin Stock" shall have the meaning provided in Regulation U.

         "Material Adverse Effect" shall mean a material adverse effect on the business, properties, assets, liabilities, condition (financial or otherwise) or prospects of Parent, Parent and its Subsidiaries taken as a whole, or of the Borrower or of the Borrower and its Subsidiaries taken as a whole.

         "Net Cash Proceeds" shall mean, with respect to any Asset Sale, the Cash Proceeds resulting therefrom net of (a) reasonable cash expenses of sale (including, without limitation, payment of principal, premium and interest on Indebtedness and other liabilities other than the Loans required to be repaid as a result of such Asset Sale) and (b) incremental income taxes paid or payable as a result thereof.

         "Net Insurance Proceeds" shall mean the Insurance Proceeds received by Parent, the Borrower and/or any of their respective Subsidiaries with respect to any Recovery Event net of reasonable costs and expenses associated therewith (including payment of principal, premium and interest of Indebtedness other than Loans, required to be, and which is, repaid under the terms thereof as a result of such Recovery Event), and incremental taxes paid or payable as a result thereof.

         "Nobro" shall mean Nobro, S.A. de C.V., a corporation organized and existing under the laws of the Republic of Mexico.

         "Nobro Guaranty" shall have the meaning provided in Section 3.6.

         "Note" shall mean each of the Term Note and the Revolving Note.

         "Notice of Borrowing" shall have the meaning provided in Section 1.3.

         "Notice Office" shall mean the office of the Lender at Jacor Communications, Inc., 1300 PNC Center, 201 East Fifth Street, Cincinnati, Ohio 45202, ATTN: Chief Financial Officer, or such other office as the Lender may designate to the Borrower and the Lender from time to time.

         "Nova" shall mean Nova Marketing, Inc., a California corporation.

         "Obligations" shall mean all amounts, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing to the Lender pursuant to the terms of this Agreement or any other Credit Document.

         "Operating Subsidiaries" shall mean each Subsidiary Guarantor other than the License Subsidiary.

         "Parent" shall have the meaning provided in the first paragraph of this Agreement.

         "Payment Office" shall mean the office of the Lender at Jacor Communications, Inc., 1300 PNC Center, 201 East Fifth Street, Cincinnati, Ohio 45202, ATTN: Chief Financial Officer, or such other office as the Lender may designate to the Borrower and the Lender from time to time.

         "Permitted Encumbrances" shall mean (a) with respect to any Mortgaged Property, such exceptions to title as are set forth in the title insurance policy or title commitment delivered with respect thereto, all of which exceptions must be acceptable to the Lender in its reasonable discretion and (b) any liens, security interests or other encumbrances granted to either Lender (as security for the Obligations) or to Borrower (as security for the Intercompany Loans).

         "Person" shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

         "Pledge Agreement" shall have the meaning provided in Section 3.7(a).

         "Pledge Agreement Collateral" shall mean all "Collateral" under and as defined in the Pledge Agreement.

         "Pledged Securities" shall mean all the Pledged Securities as defined in the Pledge Agreement.

         "Purchase Price Offset" means a monetary offset Jacor makes against the Stock Purchase Price (as defined in the Stock Purchase Agreement) for any damages resulting from a breach of the Stock Purchase Agreement.

         "RDP" shall mean Radiodifusora del Pacifico, S.A., a Mexican corporation. "RDP Acknowledgment" shall have the meaning provided in Section
3.6. "RDP Guaranty" shall have the meaning provided in Section 3.6.

         "Real Property" of any Person shall mean all of the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

         "Recovery Event" shall mean the receipt by Parent or any of its Subsidiaries of any Insurance Proceeds payable (i) by reason of theft, physical destruction or damage or any other similar event (including as a result of any condemnation proceeding or the exercise of the power of eminent domain) with respect to any properties or assets of Parent or any of its Subsidiaries, (ii) by reason of any condemnation, taking, seizing or similar event with respect to any properties or assets of Parent or any of its Subsidiaries and (iii) under any policy of insurance required to be maintained under Section 5.2.

         "Regulation A" shall mean Regulation A of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto.

         "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

         "Regulation U" shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

         "Reinvestment Assets" shall mean, with respect to any Asset Sale or the receipt of any Net Insurance Proceeds from a Recovery Event, assets to be employed in, and/or the capital stock of any Person engaged in, the types of businesses currently conducted by Borrower and the Subsidiaries.

         "Reinvestment Event" shall mean the consummation of any Asset Sale or the receipt of any Net Insurance Proceeds from a Recovery Event, in each case to the extent the Borrower has delivered, in connection therewith, a Reinvestment Notice as permitted by Section 2.2(a)(iii) or 2.2(a)(iv), as the case may be.

         "Reinvestment Notice" shall mean a written notice signed by the president or any vice-president of the Borrower stating that the Borrower, in good faith, intends and expects to use (directly or through its Subsidiaries) within a period of not in excess of 120 days all or a specified portion of the Net Cash Proceeds of an Asset Sale or the Net Insurance Proceeds of a Recovery Event, as the case may be, to restore, purchase, construct or other-wise acquire Reinvestment Assets.

         "Reinvestment Prepayment Amount" shall mean with respect to any Reinvestment Event, the Deferred Repayment Amount relating thereto less any amount expended by any Affected Company prior to the Reinvestment Prepayment Date applicable thereto in furtherance of the restoration, purchase, construction or other acquisition of Reinvestment Assets.

         "Reinvestment Prepayment Date" shall mean, with respect to any Reinvestment Event, the earliest of (i) the date, if any, upon which the Lender shall have delivered a written termination notice to the Borrower, provided that such-notice may only be given while an Event of Default exists, (ii) the date occurring 120 days after such Reinvestment Event and (iii) the date on which the relevant Affected Company shall have determined not to, or shall have otherwise ceased to, proceed with the restoration, purchase, construction or other acquisition of Reinvestment Assets in connection with such Reinvestment Event.

         "Revolving Loan" shall have the meaning provided in Section 1.1(b).

         "Revolving Loan Commitment" shall mean the commitment of the Lender to make Revolving Loans as set forth in Section 1.1.

         "Revolving Loan Facility" shall mean the Facility evidenced by the Total Revolving Loan Commitment.

         "Revolving Note" shall have the meaning provided in Section 1.5(a).

         "Security Agreement" shall have the meaning provided in Section 3.7(b).

         "Security Agreement Collateral" shall mean all "Collateral" under and as defined in the Security Agreement.

         "Security Documents" shall mean and include the Pledge Agreement, the Security Agreement, each Mortgage and, after the execution and delivery thereof, each Additional Mortgage.

         "Stations" shall mean, at any time, collectively, all radio stations currently owned by all Credit Parties, including without limitation, WVKS(FM), KMJM(FM), KATZ(AM), KNJZ-FM, KBCO(AM), KBCO-FM, KHOW(AM), KHIH(FM), WSPD(AM) and WLQR(FM).

         "Stock Purchase Agreement" shall have the meaning set forth for it in the definition of Jacor Transaction Documents.

         "Subordinated Notes" shall mean the outstanding 8.108% Subordinated Notes due August 2002, issued by Parent in favor of Subsidiaries of Conseco.

         "Subsidiary" of any Person shall mean and include (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (ii) any partnership, association (including business trusts), joint venture or other entity in which such Person directly or indirectly through Subsidiaries, has more than a 50% voting or equity interest at the time.

         "Subsidiary Guarantor" shall mean each of (i) each Subsidiary of the Borrower existing on the Initial Borrowing Date other than the Immaterial Subsidiaries and (h) such other Subsidiaries of the Borrower that become a Subsidiary Guarantor by executing and delivering to the Lender a counterpart of the Subsidiary Guaranty.

         "Subsidiary Guaranty" shall mean the Subsidiary Guaranty of even date from the Subsidiaries to the Lender, as from time to time amended or supplemented.

         "Term Loan" shall have the meaning provided in Section 1.1(a).

         "Term Loan Facility" shall mean the Facility evidenced by the Term Loan Commitment.

         "Term Note" shall have the meaning provided in Section 1.5(a).

         "Time Brokerage Agreement" means, collectively, the following agreements: (i) the Time Brokerage Agreement of even date by and among the License Subsidiary, Noble Broadcast of St. Louis, Inc., Jacor Broadcasting of St. Louis, Inc. and Jacor, as amended or supplemented from time to time; (ii) Time Brokerage Agreement of even date by and among Noble Broadcast of Toledo, Inc., License Subsidiary, Jacor Broadcasting Corporation and Jacor, as amended or supplemented from time to time; and (iii) Time Brokerage Agreement of even date by and among Noble Broadcast of San Diego, Inc., Sports Radio, Inc. and Chesapeake Securities, Inc., as amended or supplemented from time to time.

         "Total Commitment" shall mean the sum of the Total Term Loan Commitment and the Total Revolving Loan Commitment.

         "Total Revolving Loan Commitment" shall mean the Revolving Loan Commitment of the Lender.

         "Total Term Loan Commitment" shall mean the Term Loan Commitment of the Lender.

         "Transaction" shall mean, collectively, (i) the consummation of the documents contemplated by the Jacor Transactions Documents, (ii) the consummation of the transactions contemplated by this Agreement and (iii) the occurrence of any Credit Event on the Initial Borrowing Date.

         "Transaction Documents" shall mean, collectively, (i) the Jacor Transaction Documents and (ii) the Credit Documents.

         "UCC" shall mean the Uniform Commercial Code as in effect in the State of New York.

         "Wholly-Owned Subsidiary" shall mean, as to any Person, (i) any corporation 100% of whose capital stock (other than director's qualifying shares) is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time.

         "Written" or "in writing" shall mean any form of written communication or a communication by means of telex, facsimile device, telegraph or cable.

SECTION 9        Miscellaneous.

                 9.1 Payment of Expenses, etc. The Borrower agrees to: (a) pay all reasonable out-of-pocket costs and expenses of the Lender in connection with the enforcement of the Credit Documents and the documents and instruments referred to therein and, after an Event of Default shall have occurred and be continuing, the protection of the rights of the Lender thereunder (including, without limitation, the reasonable fees and disbursements of counsel for the Lender); (b) pay and hold the Lender harmless from and against any and all present and future stamp and other similar taxes with respect to the foregoing matters and save the Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to Lender) to pay such taxes; and (c) indemnify the Lender, its officers, directors, employees, representatives and agents from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, (i) any investigation, litigation or other proceeding (whether or not the Lender is a party thereto) related to the entering into and/or performance of this Agreement or any other Transaction Document or the use of the proceeds of any Loans hereunder or the Transaction or the consummation of any other transactions contemplated in any Credit Document (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified), (ii) any settlement entered into in connection with the foregoing to the extent such settlement has been consented to by Parent, the Borrower or any of their respective Subsidiaries, or (iii) the actual or alleged presence, generation or release of Hazardous Materials on or from, or the transportation of Hazardous Materials to or from, any Real Property owned or operated at any time by Parent, the Borrower or any of their respective Subsidiaries, the non-compliance of any such Real Property with foreign, federal, state and local laws, regulations, and ordinances (including applicable permits thereunder) applicable to any such Real Property, or any Environmental Claim with respect to Parent, the Borrower or any of their respective Subsidiaries or any such Real Property, in each case including, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation, Environmental Claim or any of such Credit Party's acts, omissions, business, operations or Real Property, or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the indemnified person). To the extent that the undertaking to indemnify and hold harmless set forth in this Section
9.1 may be unenforceable because it is violative of any law or public policy as determined by a final judgment of a court of competent jurisdiction, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the liabilities giving rise to claims under the indemnification provisions of this Section 9.1 which is permissible under applicable law.

                  9.2 Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, facsimile transmission or cable communication) and mailed, telegraphed, telexed, facsimile transmitted, cabled or delivered, if to any Credit Party, at the address specified opposite its signature below or in the other relevant Credit Documents, as the case may be; if to Lender, at its Notice Address; or, at such other address as shall be designated by any party in a written notice to the other parties hereto. All such notices and communications shall be mailed, telegraphed, telexed, telecopied or cabled or sent by overnight courier, and shall be effective when received.

                  9.3 Benefit of Agreement.

                 (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, that neither Parent nor the Borrower may assign or transfer any of its rights or obligations hereunder without the prior written consent of the Lender. Lender may make a collateral assignment of its right, title and interest in this Agreement and all Credit Documents.

                 9.4 No Waiver; Remedies Cumulative. No failure or delay on the part of the Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between any Credit Party and the Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Lender to any other or further action in any circumstances without notice or demand.

                  9.5 Calculations; Computations.

                 (a) The financial statements to be furnished to the Lender pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Lender).

                  (b) All computations of interest hereunder shall be made on the actual number of days elapsed over a year of 360 days.

                 9.6 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE.

                 (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN THE MORTGAGES, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

                 (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF OHIO OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF OHIO, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, PARENT AND THE BORROWER EACH HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH PARENT AND THE BORROWER HEREBY IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK JURISDICTION OVER PARENT OR THE BORROWER, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN ANY OF THE AFORESAID COURTS, THAT ANY SUCH COURT LACKS JURISDICTION OVER PARENT OR THE BORROWER. EACH PARENT AND THE BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO PARENT OR THE BORROWER, AS THE CASE MAY BE, AT ITS ADDRESS FOR NOTICES PURSUANT TO SECTION 9.2, SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING. EACH PARENT AND THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST PARENT OR THE BORROWER IN ANY OTHER JURISDICTION.

                 (c) EACH PARENT AND THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (b) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

                 9.7 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A complete set of counterparts executed by all the parties hereto shall be lodged with Parent, the Borrower and the Lender.

                 9.8 Effectiveness. This Agreement shall become effective on the date (the "Effective Date") on which each Parent, the Borrower and the Lender shall have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Lender at the Notice Office.

                 9.9 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

                 9.10 Amendment or Waiver. Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Party thereto.

                 9.11 WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

                 9.12 Exclusion of Denver Stations. Notwithstanding anything to the contrary in this Agreement, including without limitation Section 5.1 hereof, any rights of Lender to financial information, books, records and inspections hereunder shall exclude proprietary information relating to the operations of the Stations licensed to the Denver, Colorado market (the "Denver Stations") to the extent that the rules, policies, conditions or orders of the FCC in effect at such time would require the operation of the Denver Stations to be separate from, in whole or in part, from radio stations of Jacor subsidiaries licensed to the Denver, Colorado market.

SECTION 10       Guaranty.

                 10.1 The Guaranty. In order to induce the Lender to enter into this Agreement and to extend credit hereunder and in recognition of the direct benefits to be received by Parent from the proceeds of the Loans, Parent hereby agrees with the Lender as follows: Parent hereby unconditionally and irrevocably guarantees as primary obligor and not merely as surety the full and prompt payment and performance when due, upon maturity, acceleration or otherwise, of any and all indebtedness of the Borrower to the

Lender under this Agreement and the other Credit Documents. If any or all of the indebtedness of the Borrower to the Lender becomes due and payable hereunder or under any other Credit Document, Parent unconditionally promises to pay such indebtedness to the Lender, or order, on demand, together with any and all expenses which may be incurred by the Lender in collecting any of the indebtedness. The word "indebtedness" is used in this Section 10 in its most comprehensive sense and includes any and all advances, debts, obligations and liabilities of the Borrower arising in connection with this Agreement or any other Credit Documents, in each case, heretofore, now, or hereafter made, incurred or created, whether voluntarily or involuntarily, absolute or contingent, liquidated or unliquidated, determined or undetermined, whether or not such indebtedness is from time to time reduced, or extinguished and thereafter increased or incurred, whether the Borrower may be liable individually or jointly with others, whether or not recovery upon such indebtedness may be or hereafter become barred by any statute of limitations, and whether or not such indebtedness may be or hereafter become otherwise unenforceable. This is a guaranty of payment and not of collection.

                 10.2 Bankruptcy. Additionally, Parent unconditionally and irrevocably guarantees the payment of any and all indebtedness of the Borrower to the Lender whether or not due or payable by the Borrower upon the occurrence of any of the events specified in Section 7.1(b), and unconditionally and irrevocably promises to pay such indebtedness to the Lender, or order, on demand, in lawful money of the United States.

                 10.3 Nature of Liability. The liability of Parent hereunder is exclusive and independent of any security for or other guaranty of the indebtedness of the Borrower whether executed by Parent or by any other party, and the liability of Parent hereunder is not affected or impaired by (a) any direction as to application of payment by the Borrower or by any other party, or
(b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the indebtedness of the Borrower, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel of the Borrower, or (e) any payment made to the Lender on the indebtedness which the Lender repays to the Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and Parent waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

                 10.4 Independent Obligation. The obligations of Parent hereunder are independent of the obligations of any other guarantor, any other party or the Borrower, and a separate action or actions may be brought and prosecuted against Parent whether or not action is brought against any other guarantor, any other party or the Borrower and whether or not any other guarantor, any other party or the Borrower be joined in any such action or actions. Parent waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by the Borrower or other circumstance which operates to toll any statute of limitations as to the Borrower shall operate to toll the statute of limitations as to Parent.

                 10.5 Authorization. Parent authorizes the Lender without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:

                 (a) change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the indebtedness (including any increase or decrease in the rate of interest thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and the Guaranty herein made shall apply to the indebtedness as so changed, extended, renewed or altered;

                 (b) take and hold security for the payment of the indebtedness and sell, exchange, release, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the indebtedness or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset thereagainst;

                 (c) exercise or refrain from exercising any rights against the Borrower or others or otherwise act or refrain from acting;

                 (d) release or substitute any one or more endorsers, guarantors, the Borrower or other obligors;

                 (e) settle or compromise any of the indebtedness, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the Borrower to its creditors other than the Lender;

                 (f) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of the Borrower to the Lender regardless of what liability or liabilities of Parent or the Borrower remain unpaid;

                 (g) consent to or waive any breach of, or any act, omission or default under, this Agreement or any of the instruments or agreements referred to herein, or otherwise amend, modify or supplement this Agreement or any of such other instruments or agreements; and/or

                 (h) take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of Parent from its liabilities under this Guaranty.

                 10.6 Reliance. It is not necessary for the Lender to inquire into the capacity or powers of the Borrower or its Subsidiaries or the officers, directors, partners or agents acting or purporting to act on their behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

                 10.7 Subordination. Any indebtedness of the Borrower now or hereafter held by Parent is hereby subordinated to the indebtedness of the Borrower to the Lender; and such indebtedness of the Borrower to Parent, if the Lender, after an Event of Default has occurred, so requests shall be collected, enforced and received by Parent as trustee for the Lender and be paid over to the Lender on account of the indebtedness of the Borrower to the Lender, but without affecting or impairing in any manner the liability of Parent under the other provisions of this guaranty. Prior to the transfer by Parent of any note or negotiable instrument evidencing any indebtedness of the Borrower to Parent, Parent shall mark such note or negotiable instrument with a legend that the same is subject to this subordination. Without limiting the generality of the foregoing, Parent hereby agrees with the Lender that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) or any contractual, statutory or common law right of reimbursement, contribution or indemnity which it may at any time otherwise have as a result of this Guaranty, until all indebtedness guaranteed hereby has been irrevocably paid in full in cash.

                 10.8     Waiver.

                 (a) Parent waives any right (except as shall be required by applicable statute and cannot be waived) to require the Lender to (i) proceed against the Borrower, any other guarantor or any other party; (ii) proceed against or exhaust any security held from the Borrower; or (iii) pursue any other remedy in the Lender's power whatsoever. Parent waives any defense based on or arising out of any defense of the Borrower, any other guarantor or any other party other than payment in full of the indebtedness, including without limitation, any defense based on or arising out of the disability of the Borrower, any other guarantor or any other party or the unenforceability of the indebtedness or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower other than payment in full of the indebtedness. The Lender may, at its election, foreclose on any security held by the Lender by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Lender may have against the Borrower, or any security, without affecting or impairing in any way the liability of Parent hereunder except to the extent the indebtedness has been paid in full. Parent waives any defense arising out of any such election by the Lender, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of Parent against the Borrower or any security. Parent waives all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notices of protest, notices of dishonor, notices of


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
acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional indebtedness. Parent assumes all responsibility for being and keeping itself informed of the Borrower's financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the indebtedness and the nature, scope and extent of the risks which Parent assumes and incurs hereunder, and agrees that the Lender shall have no duty to advise Parent of information known to it regarding such circumstances or risks.

                 (b) This Parent understands that the indebtedness guaranteed hereby arises under successive transactions continuing, compromising, extending, increasing, modifying, releasing, or renewing such guaranteed indebtedness, changing the interest rate, payment terms, or other terms and conditions thereof, or creating new or additional indebtedness guaranteed hereby after prior indebtedness guaranteed hereby have been satisfied in whole or in part. To the maximum extent permitted by law, Parent hereby waives and agrees not to assert any right it has under California Civil Code Section 2815 to revoke this Agreement as to future indebtedness and any and all rights arising under California Civil Code Section 2814. If such a revocation is effective notwithstanding the foregoing waiver, Parent acknowledges and agrees that (i) no such revocation shall be effective until written notice thereof has been received by Lender, (ii) no such revocation shall apply to any indebtedness guaranteed hereby in existence on such date (including, any subsequent continuation, extension, or renewal thereof, or change in the interest rate, payment terms, or other terms and conditions thereof), (iii) no such revocation shall apply to any indebtedness guaranteed hereby made or created after such date to the extent made or created pursuant to a legally binding commitment of Lender in existence on the date of such revocation, (iv) no payment by Parent, Borrower, or from any other source, prior to the date of such revocation shall reduce the maximum obligation of Parent hereunder, and (v) any payment by Borrower or from any source other than Parent, subsequent to the date of such revocation, shall first be applied to that portion of the indebtedness guaranteed hereby as to which the revocation is effective and which are not, therefore, guaranteed hereunder, and to the extent so applied shall not reduce the maximum obligation of Parent hereunder.


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
         IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered by its respective authorized officer as of the date first above written.

ADDRESS:

4891 Pacific Highway                       NOBLE BROADCAST GROUP, INC.
San Diego, California 92110
Telephone No.: (619) 291-9510              By:     ____________________________

Facsimile No.: (619) 294-9393              Name:   ____________________________
Attention:  John T. Lynch
                                           Title:  ____________________________

4891 Pacific Highway                       NOBLE BROADCAST HOLDINGS, INC.
San Diego, California 92110
Telephone No.: (619) 291-9510              By:     ____________________________

Facsimile No.: (619) 294-9393              Name:   ____________________________
Attention:  John T. Lynch
                                           Title:  ____________________________

1300 PNC Center                            BROADCAST FINANCE, INC.

201 East Fifth Street
Cincinnati, Ohio 45202

Telephone No.: (513) 621-1300              By:     _____________________________
Facsimile No.: (513) 621-0090
Attention:  Chief Financial Officer        Name:   _____________________________

                                           Title:  _____________________________


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